SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2015

VASCO Data Security International, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-24389	36-4169320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 South Meyers Road, Suite 210 Oakbrook Terrace, Illinois		60181
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 932-8844

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On November 3, 2015, Clifford K. Bown resigned from his positions as Executive Vice-President and Chief Financial Officer, Secretary, and Treasurer of the Company. As previously disclosed in Form 8-K filed March 16, 2015, Mr. Bown intends to retire from the Company and entered into a Retention Agreement with the Company dated March 16, 2015, regarding his employment through May 30, 2016 during the search for his successor and to provide an orderly transition period with his successor.

Also on November 3, 2015, the Board of Directors appointed Mark S. Hoyt to the positions of Chief Financial Officer, Secretary and Treasurer. Mr. Hoyt joined the Company as of October 5, 2015. Mr. Hoyt is 47 years old. Prior to joining the Company, Mr. Hoyt was the Chief Financial Officer of Groupon, Inc. (GRPN:NASDAQ) operations in Europe, Middle East and Africa, based in Switzerland from 2012 to 2015, and from 2010 to 2012, he was the Vice President of International Financial Operations of Groupon, Inc. based in Chicago. Mr. Hoyt is a CPA and began his career at PricewaterhouseCoopers, followed by international positions at Motorola, Inc. and CareerBuilder. Mr. Hoyt holds an M.B.A. from the University of Chicago Booth School of Business and a B.S. in Accountancy from Miami University.

There is no arrangement or understanding between Mr. Hoyt and any other persons pursuant to which Mr. Hoyt was selected as an officer. Neither Mr. Hoyt nor any related person of Mr. Hoyt has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Mr. Hoyt is not related to any of the executive officers or directors of the Company.

As previously disclosed by the Company in Form 8-K filed October 5, 2015, the Company entered into an Employment Agreement with Mr. Hoyt effective as of the October 5, 2015 (the “Effective Date”).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2015	VASCO Data Security International, Inc.

/s/ Mark S. Hoyt
Mark S. Hoyt
Chief Financial Officer